SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 3
                                       TO
                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                     TRANSPORT CORPORATION OF AMERICA, INC.
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)

               Minnesota                                  41-1386925
----------------------------------------    ------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


         1769 Yankee Doodle Road
            Eagan, Minnesota                               55121
----------------------------------------    ------------------------------------
(Address of principal executive offices)                 (zip code)


Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class                 Name of each exchange on which
           to be so registered                 each class is to be registered

                  None                                      None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
                                (Title of Class)

Item 1. Description of Securities to be Registered.

         On January 17, 2000, the Board of Directors of Transport Corporation of America, Inc. (the "Company") amended Section 1(a) of the Company's Rights Agreement dated as of February 25, 1997 between the Company and Norwest Bank Minnesota, N.A. Section 1(a), as amended and in its entirety, is as follows:

                  (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, without the prior approval of a majority of the Board of Directors, shall be the Beneficial Owner (as such term is hereinafter defined) of voting securities having fifteen percent (15%) or more of the then voting power of the Company, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; provided, however, that if a Person is the Beneficial Owner at the close of business on the date of this Agreement of fifteen percent (15%) or more of the voting power of the Company, such Person shall not be deemed an Acquiring Person unless and until such Person acquires any additional Common Stock in any manner other than pursuant to a stock dividend, stock split, recapitalization or similar transaction that does not affect the percentage of outstanding Common Stock beneficially owned by such Person. Notwithstanding the foregoing or the last sentence of this
         Section 1(a), no Person shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to fifteen percent (15%) or more of the then voting power of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of fifteen percent(15%) or more of the then voting power of the Company then outstanding by reason of shares purchased by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if a majority of the Continuing Directors then in office determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement. Notwithstanding the foregoing, the parties to that certain Stock Purchase Agreement of the Company dated May 20, 1998 relating to the acquisition of North Star Transport, Inc. who will be receiving the Company's Common Stock pursuant to such Stock Purchase Agreement (the "North Star Shareholders") shall not be deemed an Acquiring Person until such time as they become the Beneficial Owner of seventeen percent (17%) or more of the voting power of the Company and references to "fifteen percent (15%)" in this Agreement shall be deemed to refer to "seventeen percent (17%)" when applied to the North


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


         Star Shareholders. Further, notwithstanding the foregoing, US Freightways Corporation ("USF") and Zeus Acquisition Corporation ("Merger Sub"), who are parties to that certain Agreement and Plan of Merger by and among USF, the Company and Merger Sub, dated January 17, 2000 (the "Merger Agreement"), and who will be receiving irrevocable proxies from certain shareholders of the Company as specified in the Merger Agreement shall not be deemed an Acquiring Person as a result of their entering into such voting and proxy agreements.

Item 2. Exhibits.

Exhibit 1. Form of Amendment No. 2 to Rights Agreement between the Company and Norwest Bank Minnesota, N.A., dated January 17, 2000.


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


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereto duly authorized.

                                       TRANSPORT CORPORATION OF AMERICA, INC.


                                       By   /s/ Robert J. Meyers
                                         ----------------------------------
                                            Robert J. Meyers, President and
                                            Chief Executive Officer

Dated: January 21, 2000


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